NEWS

Media Contacts:	Doug Kline	Analyst Contacts:	Mark Fisher
	Enova Corporation		Enova Corporation
	619/696-4292		619/696-2901

	Mike Mizrahi		Clem Teng
	Pacific Enterprises	Pacific Enterprises
	213/244-3030		213/244-3966

ENOVA CORPORATION, PACIFIC ENTERPRISES ANNOUNCE
AGREEMENT TO ACQUIRE AIG TRADING CORP.

  AIG Trading Corp. is 10th largest natural gas marketer
  Competitively Positions Merged Company in Rapidly
	Changing Energy Marketplace

	For Immediate Release

     SAN DIEGO/LOS ANGELES (Aug. 7, 1997) - Enova Corporation and
Pacific Enterprises (PE) today jointly announced an agreement to acquire AIG Trading Corp., a leading natural gas and power marketing firm, for $190 million.

     AIG Trading Corp.'s business primarily focuses on wholesale trading and marketing of natural gas, power and oil. It is the 10th largest natural gas marketer in the United States, based on volume.
     Headquartered in Greenwich, Conn., AIG Trading Corp. is a subsidiary of AIG Trading Group Inc., also based in Greenwich. AIG Trading Corp. will become a subsidiary of the new company to be formed by the merger of PE and Enova that was announced in October 1996.

     "We are extremely pleased to acquire an energy trading and marketing firm of AIG Trading Corp.'s capability and reputation," said Richard D. Farman, president and chief operating officer, Pacific Enterprises.

     "AIG Trading Corp. actively trades and markets energy commodities to customers on a national basis and is an excellent strategic fit with the current marketing operationsof Energy Pacific," Farman added. Energy Pacific, a joint venture launched last March by Enova and PE, is an unregulated energy-services company.

     "This transaction establishes the wholesale commodity trading business necessary to support our retail marketing," said Stephen L. Baum, president and chief executive officer, Enova Corporation. "Now we will have a full portfolio of energy services for our customers."

     Farman and Baum said, "Each of our companies has reviewed the totality of circumstances surrounding our proposed merger and remain totally committed to its successful completion."

     Enova and PE will acquire all of the outstanding common stock of AIG Trading Corp. Each company is funding half of the acquisition, which is expected to be accounted for as a purchase.

     The acquisition will require approval from the Federal Energy Regulatory Commission (FERC) and is expected to be completed before the end of this year.

     The merger between Enova and PE has been conditionally approved by the FERC and a final decision is expected from the California Public Utilities Commission in March 1998.

     In 1996, AIG Trading Corp. transactions averaged over 3 billion cubic feet of gas per day. In addition to its Greenwich headquarters, AIG Trading Corp. also has marketing offices in Calgary and Toronto, Canada, and Houston. The company has approximately 90 employees.

     AIG Trading Corp.'s current management team will remain in place to continue expanding its range of energy trading and marketing businesses under the Enova/PE ownership. Four senior officers of AIG Trading Corp. -- Steven Prince, David Messer, Todd Esse and Frank Gallipoli -- will be principals of the new venture.

     "By combining our trading and risk management capabilities together with Enova/PE's expertise in the energy business, we expect to be among a small group of companies able to provide a full range of energy products and services for our customers on a national basis," said David Messer, President of AIG Trading Corp.

     "Enova/PE's management and AIG Trading Corp. share a common vision of tomorrow's energy marketplace," said Steven Prince, chairman and chief executive officer of AIG Trading Corp."We are excited about the opportunity that AIG Trading now has to contribute to Enova/PE's growth as a competitive nationwide energy provider."

     At closing, PE and Enova will establish a credit facility needed to handle the working capital of AIG Trading Corp. The companies will put in place long-term incentive compensation and retention arrangements, which are expected to involve commitments of up to $35 million.
     Enova Corporation (NYSE-ENA), based in San Diego, is a leading energy company providing electricity, gas and value-added products and services in the United States and Mexico. Enova is the parent company of SDG&E and six other U.S.-based subsidiaries - Enova Energy, Enova International, Enova Technologies, Enova Financial, Califia and
Pacific Diversified Capital. SDG&E serves 1.2 million electricity customers in San Diego and southern Orange County and more than 715,000 natural gas customers in San Diego County.

     Pacific Enterprises (NYSE-PET) is a Los Angeles-based energy-services company, whose Southern California Gas Co. unit is the nation's largest natural gas distributor, with 4.8 million customers. Pacific Enterprises also has interstate and offshore natural gas pipelines, centralized heating and cooling facilities and natural gas distribution operations in Latin America.

     Both Enova and PE were assisted in the transaction by outside advisors, including the investment banking firm of Merrill Lynch & Co.



AIG TRADING CORP. ACQUISITION
FACT SHEET



COMPANY BEING
ACQUIRED				           AIG Trading Corp.

PARENT COMPANY			      AIG Trading Group, Inc., Greenwich, Conn.

BUSINESS				           Wholesale gas and power marketing

U.S. RANK				          10th largest (natural gas trading volume)

VOLUME				             Averaged over 3 bcf/day

FOUNDED				            1992

EMPLOYEES				          Approximately 90

HEADQUARTERS			        Greenwich

BRANCH OFFICES			      Calgary, B.C., Toronto, Houston

OWNERSHIP				          Enova Corporation (50%), Pacific
					                  Enterprises (50%)

TRANSACTION PRICE			   $190 million

TERMS OF TRANSACTION		 Cash purchase

PROJECTED COMPLETION DATE	December 1997

REGULATORY APPROVALS		 Federal Energy Regulatory Commission
					                  Federal approval under the Hart-Scott-
					                  Rodino Act

AIG TRADING CORP. MANAGEMENT	Steven J. Prince
					                        Chairman & Chief Executive Officer

					                        David Messer
					                        President


Enova Corporation, Pacific Enterprises Announce Agreement to Acquire AIG Trading
 Corp./Page 5




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